EXHIBIT 6.2

PROMISSORY NOTE

DATE:	May 7, 2021
LOAN NUMBER:	9748348024
BORROWER:	IRON BRIDGE MORTGAGE FUND, LLC 9755 SW Barnes Road, Suite 420 Portland, OR 97225 Attention: Gerard Stascausky
LENDER:	UMPQUA BANK One SW Columbia Street, Suite 100 Portland, OR 97258 Attention: Ken Vogt
MAXIMUM LOAN AMOUNT:	$40,000,000.00

FOR VALUE RECEIVED, IRON BRIDGE MORTGAGE FUND, LLC, an Oregon limited liability company (“Borrower”), promises to pay, in lawful money of the United States of America, to the order of UMPQUA BANK, an Oregon state-chartered bank (“Lender”), at PO Box 1580 Roseburg, Oregon 97470-0367, or such other place as Lender may designate in writing from time to time, the principal sum of FORTY MILLION AND NO/100 DOLLARS ($40,000,000.00), or so much as may be advanced hereunder, payable with interest as provided below. The proceeds of the revolving loans (individually and collectively, the “Loan”) evidenced by this promissory note (this “Note”) are to be advanced under the terms and conditions of the Loan Agreement (as defined below).

This Note evidences the Loan made by Lender to Borrower (i) for working capital purposes and (ii) to originate Collateral Loans (as defined in the Loan Agreement) to certain eligible borrowers pursuant to the terms of the Business Loan and Security Agreement (Revolving Line of Credit) executed concurrently herewith between Lender and Borrower (together with all amendments, supplements, exhibits, and modifications thereto, the “Loan Agreement”). Lender’s obligation to advance funds under this Note is subject to the terms and conditions of the Loan Agreement. The terms and conditions of the Loan Agreement are hereby adopted and incorporated herein to the extent not inconsistent herewith. This Note is the “Note” as defined in the Loan Agreement. Borrower hereby agrees to perform and comply with all of the agreements, terms, and conditions of all of the Loan Documents.

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1. DEFINITIONS

Except as set forth in this Note, capitalized terms shall have the meanings given them in the Loan Agreement.

“Business Day” means any day on which dealings in deposits in United States dollars are conducted in the London Interbank Market, other than Saturday, Sunday, or any other day on which Lender or the national banking associations are not open for business.

“Default Interest Rate” has the meaning given to it in Section 7.3 herein.

“Event of Default” has the meaning given to it in Section 6 herein.

“Index” is the one (1) month LIBOR rate as quoted in the WSJ based on quotations provided to the Intercontinental Exchange Benchmark Administration by major banks in the London market. The Index shall be adjusted on the fifth (5th) day of each calendar month.

"London Banking Day” means any day on which dealings in deposits in United States dollars are conducted in the London Interbank Market other than Saturday, Sunday, or any other day on which Lender or the national banking associations are not open for business.

“Maturity Date” means May 5, 2023, unless extended pursuant to Section 4.12 of the Loan Agreement.

“Note Rate” means any interest rate applicable to this Note as specified in Section 2.1(a) herein.

“Replacement Index” has the meaning given to it in Section 2.1(b) herein.

“SOFR” has the meaning given to it in Section 2.1(b) herein.

“WSJ” means the Wall Street Journal U.S. Edition.

2. RATE OF INTEREST

2.1 Note Rate

(a) Subject to Section 7 (relating to the Default Interest Rate), the outstanding principal balance of this Note shall bear interest at a variable rate per annum equal to the greater of (i) four percent (4.00%) or (ii) two and three-quarters of one percent (2.75%) in excess of the Index, as the same may change from time to time. The Note Rate shall be adjusted with each change in the Index and changes to the Note Rate shall be effective as and when any adjustment in the Index occurs. The Note Rate is subject to increase pursuant to Section 6.16 of the Loan Agreement. The Index is not necessarily the lowest rate charged by Lender on its loans. Lender will tell Borrower the current publication source used upon Borrower’s request. The interest rate change will not occur more often than once each month. Borrower understands that Lender may make loans based on other rates as well. Interest on the unpaid principal balance of this Note will be calculated as described in Section 2.2 of this Note. NOTICE: Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by Applicable Law. The effective rate of any change in the Index will be the rate which appears the day which is two London Banking Day(s) preceding the date of change.

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(b) If, as determined by Lender (such determination to be binding in the absence of substantial and manifest error), (i) the Index becomes generally unavailable or unascertainable; (ii) there is a public statement by the administrator of the Index, the regulator thereof, or other government official that the administrator has ceased or will cease to provide the Index or that the Index is no longer representative of the underlying market or economic reality; (iii) within the banking industry one or more alternatives to the Index are being used, or recommended for use by a market-governing body such as the Alternative Reference Rates Committee, as replacements for the Index; (iv) the Index does not accurately or fairly reflect the cost of making or maintaining the type of loan evidenced by this Note; or (v) it is unlawful for Lender to rely on the Index for the types of transactions that include this Note, then Lender may replace the Index with an index selected by Lender (which may include SOFR) in Lender's reasonable discretion (the “Replacement Index”), giving due consideration to any evolving or then-prevailing market convention for determination of a replacement for the Index, and to any selection or recommendation by a governmental authority or market-governing body such as the Alternative Reference Rates Committee. Lender may make an adjustment (the “Adjustment”) to the Replacement Index (which may be a positive or negative value and which may vary based on the tenor of the applicable advance), giving due consideration to any evolving or then-prevailing market convention for determining such an adjustment, or method for calculating or determining such an adjustment, and any governmental selection or recommendation for such adjustment. The Adjustment shall be reasonably designed to cause the Replacement Index plus the Adjustment to be substantially equivalent to the Index before replacement of the Index. Lender’s determination of the Adjustment shall be binding in the absence of substantial and manifest error. The Replacement Index and the Adjustment shall become effective and shall replace the Index for all purposes under this Note on the date specified for such replacement by a notice from Lender to Borrower specifying the Replacement Index and the Adjustment, without any need or requirement for action by Borrower. The Replacement Index and the Adjustment shall be applied in a manner consistent with market practice as determined by Lender; provided that, in each case, to the extent such market practice is not administratively feasible for Lender or is not ascertainable, such Replacement Index and Adjustment shall be applied as otherwise reasonably determined by Lender. Lender may amend this Note and the other Loan Documents to reflect the replacement of the Index with the Replacement Index and the Adjustment and to make any technical, administrative, or operational changes that Lender determines are appropriate to permit the administration of the Replacement Index and the Adjustment in a manner substantially consistent with market practice. Any such amendment shall be effective upon notice to Borrower, without any need or requirement for action by Borrower. As used herein, “SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source).

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2.2 Interest Calculation

Interest on this Note is computed on an Actual/360 basis; that is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance of the Loan, multiplied by the actual number of days the principal balance is outstanding. All interest payable under this Note is computed using this method. This calculation method results in a higher effective interest rate than the numeric interest rate stated in this Note. Any payment not received by 5:00 p.m. Pacific Time will be treated as having been received by Lender on the next Business Day, and interest shall continue to accrue until the next Business Day. If any Loan proceeds are at any time disbursed into an escrow, interest on such funds shall be calculated from the date Lender deposits such funds into escrow, except in the case of an initial deposit into escrow that is returned to Lender because the Loan fails to close. Lender shall have no obligation to require the escrow agent to deposit escrowed funds in an interest-bearing account, but Borrower may instruct the escrow agent to do so. Except where otherwise specifically stated, any reference in this Note to “days” shall mean calendar days. Whenever increases occur in the interest rate, Lender, at its option, may do one or more of the following: (a) increase monthly payments to cover accruing interest, (b) increase the number of monthly payments, and (c) continue monthly payments at the same amount and increase the final payment due on the Loan.

3. PAYMENTS; MATURITY

3.1 Amount, Time and Place of Payments

(a) Commencing on June 5, 2021 and on the fifth (5th) day of each consecutive month thereafter, Borrower shall pay to Lender interest due on this Note, in arrears, based upon the actual number of days elapsed for that monthly period, plus a final payment equal to all unpaid principal and accrued interest on the Maturity Date.

(b) All sums payable hereunder shall be paid in immediately available United States funds and must be received by Lender at: Umpqua Bank, PO Box 1580, Roseburg, Oregon 97470-0367. All payments must be received by Lender consistent with any written payment instructions provided by Lender. If a payment is made consistent with Lender's payment instructions but received after 5:00 pm Pacific Time on a Business Day, Lender will credit such payment on the next Business Day.

3.2 Application of Payments

Unless otherwise agreed or required by Applicable Law and subject to Lender’s right to modify the application of payments at any time after the occurrence and during the continuance of an Event of Default, payments will be applied first to any accrued unpaid interest; then to principal; then to any late charges; and then to any unpaid collection costs. After the occurrence and during the continuance of an Event of Default, Lender shall have the right, in its sole discretion, to modify the order in which payments are applied, and to apply payments to indebtedness owing under the Loan in a different order specified in the preceding sentence.

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3.3 Borrower’s Right to Prepay

Borrower shall have the right at any time to prepay any portion of the principal amount without premium or penalty. Any such prepayment shall not result in a reamortization, deferral, postponement, suspension or waiver of any and all other payments due under this Note.

4. LOAN FEE

Borrower shall pay to Lender the Loan Fee set forth in the Loan Agreement. This fee is fully earned by Lender when paid by Borrower, non-refundable and shall not apply as a payment toward principal or interest.

5. SECURITY

This Note is secured by, among other things, the Collateral.

6. EVENTS OF DEFAULT

The occurrence of either of the following shall constitute an “Event of Default” under this Note: (a) the failure by Borrower to make any payment under this Note when the same becomes due whether scheduled or by acceleration, or (b) the occurrence of an Event of Default as defined in any of the other Loan Documents.

7. FAILURE TO PAY/DEFAULTS

7.1 Late Fee

If any payment due hereunder is not received by Lender within ten (10) days after the due date, Borrower shall pay to Lender, without demand, a late charge equal to the greater of Ten and No/100 Dollars ($10.00) or five percent (5%) of the amount of the payment to defray the overhead expenses of Lender incident to the delay (this payment is in addition to the amount set forth in Section 7.3 below).

7.2 Acceleration

Following the occurrence of an Event of Default under the Loan Documents, Lender may, at its option and without the necessity of any prior notice to Borrower, demand immediate payment in full of the entire principal balance of the Loan, all unpaid accrued interest, and all other amounts payable under the Loan Documents. Lender may exercise the option to accelerate during any Event of Default regardless of any prior forbearance.

7.3 Default Interest

Following the occurrence of an Event of Default under the Loan Documents, at the option of Lender, for so long as the Event of Default exists, interest on the outstanding principal balance hereof shall accrue and will be paid at the Note Rate plus an additional five percent (5%) per annum, not to exceed, however, the maximum rate permitted by law (“Default Interest Rate”). Such Default Interest Rate interest shall be payable on demand.

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7.4 Nonexclusive Remedies

The foregoing remedies shall be in addition to all other rights and remedies of Lender under the Loan Documents, at law and in equity.

8. WAIVERS; COSTS; ETC.

Except as herein provided, Borrower and all others who may become liable for all or part of the principal balance hereof or for any obligations of Borrower to Lender (a) jointly and severally, forever waive presentment, protest and demand, notice of protest, demand and dishonor and non-payment of this Note, and all other notices in connection with the delivery, acceptance, performance, default or enforcement of due payment of this Note, (b) agree that all reimbursements and payments other than payments of principal and interest required by this Note shall be immediately due and payable on demand, (c) agree that each and every maker hereof agrees that they have received valuable consideration hereunder, that they sign this Note as makers and not as sureties, and that any and all suretyship defenses are hereby waived, (d) agree that the time of payment of the debt or any part thereof may be extended from time to time without modifying or releasing the liens granted to Lender under the Loan Documents or the liability of Borrower or any other such parties, the right of recourse against Borrower and such parties being hereby reserved by Lender, (e) agree that any notice to Borrower under this Note shall be given as provided in the Loan Agreement, (f) agree that if this Note is lost, stolen, destroyed or mutilated, Borrower shall execute a replacement note upon the written request of Lender and (g) agree that time is of the essence. Borrower agrees to pay all costs of collection when incurred, whether suit is brought or not, including attorneys’ fees and costs of suit and preparation therefore, and to perform and comply with each of the covenants, conditions, provisions and agreements of the Borrower contained in this Note, the Loan Agreement, and other Loan Documents. Borrower agrees that no extensions of time for the payment of this Note, nor the failure on the part of Lender to exercise any of its rights hereunder, shall operate to release, discharge, modify, change or affect Borrower’s or any guarantor’s liability under this Note, the Loan Agreement, or any of the other Loan Documents, either in whole or in part. BORROWER ACKNOWLEDGES LIABILITY FOR PAYMENT OF ALL AMOUNTS OWING UNDER THIS NOTE AND THE OTHER LOAN DOCUMENTS AND AGREES THAT LENDER DOES NOT HAVE TO FORECLOSE ON ANY OTHER COLLATERAL BEFORE DEMANDING FULL PAYMENT FROM BORROWER.

9. COMPLIANCE/GOVERNING LAW

Borrower represents and warrants to Lender that the proceeds of this Note shall be used by Borrower exclusively for commercial and business purposes, and that none of the proceeds of this Note shall be used by Borrower for personal, family, or household purposes. Borrower further agrees that (a) this Note and the rights and obligations of all parties hereunder shall be governed by and construed under the laws of the State of Oregon, and (b) the obligations evidenced by this Note are not subject to the Truth-in- Lending Act, 15 U.S.C. § 1601, et seq.

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10. SEVERABILITY

If any provision of this Note is held by a court of competent jurisdiction to be illegal or unenforceable, such provision shall be deemed canceled to the same extent as though it never had appeared therein, but the remaining provisions shall not be affected thereby.

11. MAXIMUM INTEREST

Notwithstanding any other provision of this Note or any other Loan Document, interest, loan fees and charges payable by reason of the indebtedness evidenced by this Note shall not exceed the maximum, if any, permitted by Applicable Law. If by virtue of Applicable Law, sums in excess of such maximum would otherwise be payable, then such excess sums shall be construed as having been immediately applied by Lender to the principal balance of this Note when received. If at the time that any such sum is received by Lender the principal balance of this Note has been paid in full, Lender shall promptly refund such sums to Borrower, less any sums due to Lender.

12. SUCCESSORS

All rights, powers, privileges and immunities herein granted to Lender shall extend to its successors and assigns and any other legal holder of this Note, with full right by Lender to assign and/or sell same.

13. SETOFF

Borrower grants to Lender a security interest in, and hereby assigns, conveys, pledges, and transfers to Lender all of Borrower’s right, title and interest in and to, Borrower’s accounts (including deposit accounts) with Lender (whether checking, savings, or some other account), including, without limitation, all accounts held jointly with someone else and all accounts Borrower may open in the future, excluding however all IRA and Keogh accounts, and all trust accounts for which the grant of a security interest would be prohibited by Applicable Law and following the occurrence and during the continuance of an Event of Default (except as otherwise expressly provided in the Loan Agreement). Borrower authorizes Lender, to the extent permitted by Applicable Law, to charge or setoff all sums owing on this Note against any and all such accounts.

14. NOTICE/DISPUTED OBLIGATIONS

All communications concerning disputed debts and obligations of Borrower under this Note or any of the other Loan Documents, including, without limitation, disputes as to the amount of any payment, fee or charge, and including an instrument tendered as full satisfaction of a disputed debt, and all notices required to be provided to Lender by Borrower under any of the Loan Documents, shall be provided in accordance with the requirements of the Loan Agreement.

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15. WAIVER OF JURY TRIAL

BORROWER AND LENDER HEREBY JOINTLY AND SEVERALLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THIS NOTE AND TO ANY OF THE LOAN DOCUMENTS, THE OBLIGATIONS HEREUNDER OR THEREUNDER, ANY COLLATERAL SECURING THE OBLIGATIONS, OR ANY TRANSACTION ARISING THEREFROM OR CONNECTED THERETO. BORROWER AND LENDER EACH REPRESENTS TO THE OTHER THAT THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY GIVEN.

16. NO ORAL AGREEMENTS

THE RIGHTS AND OBLIGATIONS OF BORROWER AND LENDER SHALL BE DETERMINED SOLELY FROM THIS WRITTEN NOTE AND THE OTHER LOAN DOCUMENTS, AND ANY PRIOR ORAL OR WRITTEN AGREEMENTS BETWEEN LENDER AND BORROWER CONCERNING THE SUBJECT MATTER HEREOF AND OF THE OTHER LOAN DOCUMENTS ARE SUPERSEDED BY AND MERGED INTO THIS NOTE AND THE OTHER LOAN DOCUMENTS. THIS NOTE AND THE OTHER LOAN DOCUMENTS MAY NOT BE VARIED BY ANY ORAL AGREEMENTS OR DISCUSSIONS THAT OCCUR BEFORE, CONTEMPORANEOUSLY WITH, OR SUBSEQUENT TO THE EXECUTION OF THIS NOTE OR THE LOAN DOCUMENTS. THIS WRITTEN NOTE AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENTS BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY LENDER CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY BORROWER'S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY LENDER TO BE ENFORCEABLE.

17. ELECTRONIC TRANSMISSIONS

The parties hereto agree that delivery of a signature page to, or an executed counterpart of, this document by facsimile, email transmission of a scanned image or other electronic means, shall be effective as delivery of an originally executed counterpart, and shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based record keeping system, as the case may be, to the extent and as provided for in any applicable law. Neither Borrower nor Lender shall contest the admissibility of true and accurate copies of electronically signed documents on the basis of the best evidence rule or as not satisfying the business records exception to the hearsay rule.

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18. STATE SPECIFIC PROVISIONS

(a) In the event of any inconsistencies between the terms and conditions of this Section 18, and the other terms and conditions of this Note, the terms of this Section 18 will control and be binding.

(b) Attorney Fees and Expenses. The undersigned agrees to pay on demand all of Lender’s costs and expenses, including Lender’s attorney fees and legal expenses, incurred in connection with enforcement of this Agreement. Lender may hire or pay someone else to help enforce this Agreement. Lender may also use attorneys who are salaried employees of Lender to enforce this Agreement. The undersigned shall pay all costs and expenses of all such enforcement. In the event suit, action or other legal proceeding is brought to interpret or enforce this Agreement, the undersigned agrees to pay all additional sums as the referee or court may adjudge reasonable as Lender's costs, disbursements, and attorney fees at hearing, trial, and on any and all appeals. As used in this paragraph “Agreement” means the loan agreement, promissory note, guaranty, security agreement, or other agreement, document, or instrument in which this paragraph is found, even if this document is also described by another name. Whether or not a court action is filed, all reasonable attorney fees and expenses Lender incurs in protecting its interests and/or enforcing this Agreement shall become part of the Indebtedness evidenced or secured by this Agreement, shall bear interest at the highest applicable rate under the promissory note or credit agreement, and shall be paid to Lender by Borrower on demand. The attorney fees and expenses covered by this paragraph include without limitation all of Lender's attorney fees (including the fees charged by Lender's in-house attorneys, calculated at hourly rates charged by attorneys in private practice with comparable skill and experience), Lender's fees and expenses for bankruptcy proceedings (including efforts to modify, vacate, or obtain relief from any automatic stay), fees and expenses for Lender's post-judgment collection activities, Lender's cost of searching lien records, searching public record databases, on-line computer legal research, title reports, surveyor reports, appraisal reports, collateral inspection reports, title insurance, and bonds issued to protect Lender's collateral, all to the fullest extent allowed by law.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, Borrower executes this Note as of the day and year first above written.

BORROWER:

IRON BRIDGE MORTGAGE FUND, LLC
an Oregon limited liability company

By:	Iron Bridge Management Group, LLC,
an Oregon limited liability company
Its:	Manager

By:	/s/ Gerard Stascausky
Name:	Gerard Stascausky
Its:	Managing Member

 SIGNATURE PAGE TO PROMISSORY NOTE

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